UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2018

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

000-14710	Delaware	52-2154066
(Commission File Number)	(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2200 Powell Street, Suite 310, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 204-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2018, XOMA Corporation (the “Company”) entered into a Common Stock Sales Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC (“HCW”), pursuant to which the Company may sell and issue shares of its common stock (the “Shares”) from time to time through HCW, as the Company’s sales agent (the “ATM Offering”). The Company has no obligation to sell any of the Shares and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement.

Sales of the Shares, if any, under the Sales Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended. Subject to the terms and conditions of the Sales Agreement, HCW will use its commercially reasonable efforts to sell the Shares from time to time based upon the Company’s instructions (including any price, time or size limits or other parameters or conditions the Company may impose). The Company will pay HCW a commission of 3.0% of the gross sales price of any Shares sold under the Sales Agreement. The Company has also provided HCW with customary representations and warranties and indemnification rights and has agreed to reimburse HCW for certain specified expenses, including, without limitation, the legal fees of counsel to HCW reasonably incurred in connection with the ATM Offering in an amount not to exceed $50,000 in the aggregate.

The Shares will be offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-223493). On December 18, 2018, the Company will file a prospectus supplement with the Securities and Exchange Commission relating to the offer by the Company of up to $30,000,000 of Shares in the ATM Offering.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. The legal opinion of Cooley LLP relating to the common shares being offered pursuant to the Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares under the Sales Agreement, nor shall there be any sale of such Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

On December 14, 2018, the Company completed the closing of its previously announced rights offering. At the closing, the Company sold and issued an aggregate of 285,689 shares of its Common Stock at the subscription price of $13.00 per share and an aggregate of 570.126 shares of its Series Y Preferred Stock at the subscription price of $13,000.00 per share pursuant to the exercise of subscriptions in the rights offering from its existing stockholders. In addition, BVF Partners L.P., a stockholder of the Company (“BVF”), purchased an additional 682.646 shares of its Series Y Preferred Stock at the subscription price of $13,000.00 per share pursuant to the exercise of its oversubscription rights. Combined, the Company sold and issued an aggregate of 285,689 shares of its common stock and 1,252.772 shares of its Series Y Preferred Stock for aggregate gross proceeds of $20.0 million.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

5.1	Opinion of Cooley LLP

10.1	Common Stock Sales Agreement, dated December 18, 2018, by and between XOMA Corporation and H.C. Wainwright & Co., LLC.

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA CORPORATION

Date: December 18, 2018	/s/ Thomas Burns
Thomas Burns
Senior Vice President, Finance and Chief Financial Officer